Exhibit 14.1

NETLIST’S CODE OF BUSINESS CONDUCT & ETHICS FOR EMPLOYEES, EXECUTIVE OFFICERS & DIRECTORS

Introduction

Netlist strives to apply high ethical, moral and legal principles in every aspect of its business conduct. This Code of Business Conduct and Ethics (the “Code”) is a guide for each of the Company’s employees, executive officers, and directors to follow in meeting these principles. Netlist is firmly committed to complying with its legal and ethical obligations under all state and federal laws. As a result, we expect all employees, at every level within the company, to comply strictly with all legal and ethical obligations. Our philosophy can be implemented only if our employees recognize their responsibility to treat everyone in an honest and fair manner. Accordingly, an employee who fails to fulfill his or her responsibilities under this Code, including by engaging in conduct that adversely affects or is otherwise detrimental to the interests of the Company, other employees, or customers, will be subject to disciplinary action, up to and including immediate termination of employment.

This Code describes certain ethical principles that Netlist has established for the conduct of its business and outlines certain key legal requirements of which all employees must be generally aware and with which all employees must comply. While this Code does not cover every issue that may arise, it sets out basic principles to guide employees in the course of performing their duties and responsibilities to Netlist.

This Code is effective immediately and shall remain in effect unless and until further amended, modified and/or restated.

This Code is designed to deter wrongdoing and promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Complete, fair, accurate, timely and understandable disclosure in reports and documents that Netlist files with, or submits to, the Securities and Exchange Commission and in other public communications made by Netlist;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting to an appropriate person or persons identified herein of violations of this Code; and

•	Accountability for adherence to this Code.

If an employee is concerned about a possible ethical or illegal situation or any violation of this Code or is not sure whether specific conduct meets applicable Netlist standards, he or she should discuss the situation with an immediate supervisor or contact Netlist’s Chief Executive Officer. Employees who are executive officers or members of Netlist’s board of directors (the “Board”) should discuss the situation with the Board or a committee of the Board. Any employee who violates the standards contained in this

Code will be subject to disciplinary action, which may include termination. Netlist will treat as confidential, to the extent possible, all information received from an employee with respect to a possible ethical or illegal situation and will not take any retributive or retaliatory action by reason of such disclosure against any employee who discloses such information in good faith.

1.Conflicts of Interest

A “conflict of interest” exists when an employee’s private interest interferes in any way or appears to interfere with the interests of Netlist. A conflict of interest can arise when an employee acts in a matter, or has interests, that may make it difficult for him or her to objectively and effectively perform his or her work for Netlist. Conflicts of interest also can arise when an employee, or members of his or her family, receives improper personal benefits because of his or her position in Netlist.

Unless approved by the Board or an appropriate committee of the Board, no employee or any member of his or her immediate family can acquire a financial interest in, or accept employment with, any entity doing business with Netlist if the interest or employment could conflict with his or her duties to Netlist and the performance of such duties. It is usually a conflict of interest for an employee to work simultaneously, even on a part-time or temporary basis, for a competitor, customer or supplier of Netlist. An employee cannot work for a competitor as an employee, consultant, contractor or board member. In addition, an employee and his or her immediate family members cannot accept material gifts or favors that could create the appearance that such employee’s business judgment could be affected by the receipt of such gifts or favors. An employee and members of his or her immediate family can accept gifts of nominal value from existing sources, prospective sources and persons, firms or companies with whom Netlist does or might do business. The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Employees cannot offer gifts or favors to any employee of a competitor, supplier or customer of Netlist, or a member of such employee’s immediate family, if the gifts or favors might place the recipient under any obligation to a Netlist employee or to Netlist.

Conflicts of interest are prohibited as a matter of company policy. Conflicts of interest may not always be apparent, so if an employee has a question regarding whether a particular situation is a conflict of interest, he or she should consult with his or her immediate supervisor or contact Netlist’s Chief Executive Officer. Executive officers or members of the Board should consult with the Board or a committee of the Board. An employee must bring any conflict of interest or potential conflict of interest to the attention of his or her immediate supervisor or the Company’s Chief Executive Officer, or follow the procedures described in Section 14 herein.

2.Corporate Opportunities

An employee cannot personally take for himself or herself business opportunities discovered using Netlist property, information or position for personal gain. It is the duty and responsibility of each employee to advance Netlist’s legitimate interests when the opportunity to do so arises.

3.Confidentiality

An employee must maintain the confidentiality of all confidential and non-public information entrusted to him or her by Netlist and its customers and suppliers, except when disclosure is authorized by an executive officer of Netlist or required by applicable laws or regulations. Confidential information includes all information that, if disclosed, might be of use to competitors of Netlist or harmful to Netlist or its customers or suppliers. It also includes information that Netlist's customers and suppliers have entrusted to Netlist. For example, confidential information includes customer lists, financial documents, pricing, manufacturer and vendor information, corporate development materials, the cost of goods, personnel files, manuals and procedures, proprietary information (as discussed below), computer software, design documents, videos and internal reports and memoranda. Information that Netlist has made public, such as information presented in press releases, advertisements or documents filed with governmental regulatory authorities, is not confidential information. The obligation to preserve confidential information extends beyond the term of employment with, or service to, Netlist.

4.Fair Dealing

Netlist seeks to outperform its competition fairly and honestly through superior performance and not through unethical or illegal business practices. Employees must endeavor to deal fairly with their colleagues and customers, suppliers and competitors of Netlist. Employees cannot steal proprietary information, possess trade secret information obtained without the owner’s consent or induce such disclosures by past or present employees of other companies. No employee may take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other unfair-dealing practice. The knowing or deliberate falsification of any documents or data by an employee may be the basis for immediate discharge and may subject the employee to civil and/or criminal penalties.

Fair competition laws, including the U.S. antitrust rules, limit what Netlist can do with another company and what Netlist can do on its own.  Generally, such laws are designed to prohibit agreements or actions that reduce competition and harm consumers.  You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers.  U.S. and foreign antitrust laws also apply to imports and exports.

5.Privacy and Data Protection Compliance

Several countries (including Canada, Argentina, Japan, Hong Kong and Australia) and the European Union have strict rules with respect to collection of Personal Information about individuals, which apply to companies that collect information about their employees.  Personal Information may include information that would be routinely gathered in the U.S. such as home address, contact information, and personnel information.  Many of these rules prohibit transmission of Personal Information about individuals from outside the U.S. into the U.S., unless certain safeguards are provided with respect to the Personal Information transmitted into the U.S.  All employees outside the U.S. should use care with respect to collection, storage and transmission of any Personal Information to ensure compliance with applicable privacy and data protection laws and regulations.  All employees inside the U.S. should use care with respect to receiving or obtaining any Personal Information from locations outside the U.S.  All employees in any location should raise any questions about appropriate treatment of Personal Information with the Chief Executive Officer.

6.Protection and Proper Use of Company Assets

Employees must endeavor to protect Netlist’s assets and property and ensure their efficient use. Theft, carelessness and waste have a direct impact on Netlist’s profitability. Employees must report any suspected incident of fraud or theft immediately for investigation to their immediate supervisor or Netlist’s Chief Executive Officer. Executive officers or members of the Board must report such fraud or theft to the Board or a committee of the Board. Employees must use all assets and property of Netlist for legitimate business purposes only.

The obligation of an employee to protect Netlist’s assets includes protecting its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, patent applications, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, customer information, records, personnel or salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates company policy and may subject employees to civil and/or criminal penalties.

7.Compliance with Laws, Rules and Regulations

All employees must respect and obey the laws, rules and regulations of the cities, states and countries in which Netlist operates. Employees must contact Netlist’s Chief Executive Officer with any questions as to the applicability of any law, rule or regulation or the appropriate manner of compliance therewith.

8.Insider Trading

Employees who have access to confidential information cannot use or share such information for stock trading purposes or for any other purpose except the proper conduct of Netlist’s business. All employees are subject to Netlist's policy on insider trading then in effect Netlist will deal firmly with all instances of insider trading. If an employee has any questions regarding non-public information and the use of such information or Netlist’s policy on insider trading then in effect, he or she should contact Netlist’s Chief Executive Officer.

9.Discrimination and Harassment

Netlist requires strict adherence to its policies and applicable laws regarding equal employment opportunities and discrimination in the workplace. Netlist will not tolerate any illegal discrimination or harassment of any kind. Relationships with colleagues and business relationships with competitors, suppliers and customers always must be conducted free of any discrimination, based on race, color, creed, religion, age, sex, sexual preference, national origin, marital status, veteran status, handicap, disability, or any other characteristic protected by law. Examples of illegal discrimination or harassment include derogatory comments based on any of the preceding characteristics and unwelcome sexual advances. Please refer to the company’s policy against harassment contained in this Employee Guidelines.

10.Health and Safety

Netlist strives to provide each employee with a safe and healthful work environment. Each employee is responsible for maintaining a safe and healthy workplace for their colleagues by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Netlist will not tolerate violence or threatening behavior in the workplace. Employees are required to report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. Netlist will not tolerate the use of alcohol or illegal drugs in the workplace or on any company property.

10.Record-Keeping

Netlist requires honest and accurate recording and reporting of information in order to make responsible business decisions. Employees must document and record accurately all business expense accounts they use. If an employee is unsure whether a certain expense is legitimate, the employee should ask his or her immediate supervisor or Netlist’s Chief Executive Officer. Executive officers or members of the Board should confer with the Board or a committee of the Board. Rules and guidelines regarding business expenses are available from Netlist’s accounting department.

All of Netlist’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Netlist’s transactions and must conform both to applicable legal requirements and to Netlist’s system of internal controls. Unrecorded or “off the books” funds or assets cannot be maintained unless permitted by applicable laws or regulations. All employees are subject to Netlist’s document retention policy – add this policy to the Employee Guidelines. Please refer to Netlist’s Record Retention Policy (Ref. QF0015 - Record Retention Table in Netlist’s on-line Document Library. Any questions concerning Netlist’s document retention policy should be directed to the company’s Chief Executive Officer.

Employees must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in business records and communications. This prohibition applies equally to e-mail, internal memos and formal reports.

11.Payments to Government Personnel or Candidates for Office

All employees must comply with the Foreign Corrupt Practices Act, which prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political parties or candidates to obtain or retain business and prohibits making payments to government officials of any country. No employee may give to, or receive from,       any government official kickbacks, bribes, rebates or other illegal consideration. All employees dealing with government agencies must be aware of, and comply with, any agency rules limiting or prohibiting gifts or other favors. In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to antibribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”).  The requirements pertaining to such payments are complex.  Netlist employees engaged in international business activities must obtain prior approval of the Chief Executive Officer before making any such payment.  These “facilitating payments” to non-U.S. governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual’s employer, which are strictly prohibited.

Netlist cannot contribute, directly or indirectly, to any political campaign or party. Employees cannot use expense accounts to pay for any personal political contributions or seek any other form of reimbursement from Netlist for such contributions. Employees can engage in political activity using their own resources on their own time and not on company premises.

12.Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors requires the approval of the Board and must be disclosed promptly as required by applicable law, rules or regulations.

13.Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to Human Resources, his/her immediate supervisor or Netlist’s Chief Executive Officer about observed illegal or unethical behavior when unsure about the best course of action to take in a particular situation. Executive officers or members of the Board should discuss such behavior with the Board or a committee of the Board. In addition, employees must report violations of laws, rules, regulations or this Code to immediate supervisors or Netlist’s Chief Executive Officer. Executive officers or members of the Board must report such matters to the Board or a committee of the Board. Netlist prohibits retaliation for reports of ethical misconduct made by employees in good faith. If a situation requires the identity of an employee reporting any such misconduct not be disclosed, Netlist will protect the anonymity of such employee to the extent legally possible. Netlist will not permit retaliation of any kind against any reporting employee for reporting, in good faith, any ethical violations.

14.Compliance Procedures

This Code broadly describes the ethical standards by which Netlist conducts its business. If an employee is uncertain as to the applicability of any of these standards to a particular situation or the propriety of any contemplated course of action, Netlist encourages such employee to discuss the potential situation with his or her immediate supervisor or Netlist’s Chief Executive Officer. Executive officers or members of the Board should discuss the potential situation with the Board or a committee of the Board. In any case where an employee feels that it is not appropriate to discuss an issue with an immediate supervisor, or where he or she does not feel comfortable approaching an immediate supervisor with a question, the employee is encouraged to discuss the question with Netlist’s Chief Executive Officer or report the matter directly to the Board or a committee of the Board.

15.Amendments

This Code may be amended by the Board. Netlist must report promptly any amendments pertaining to executive officers or senior financial officers as required by applicable laws, rules or regulations.